                                                                 EXHIBIT 2

                                                                [Conformed Copy]





                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                         THE WILLIAMS COMPANIES, INC.,

                             TML ACQUISITION CORP.

                                      AND

                                   MAPCO INC


                         DATED AS OF NOVEMBER 23, 1997
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
                                                        ARTICLE I

                                                        THE MERGER

SECTION 1.1        The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.2        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.3        Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.4        Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.5        Certificate of Incorporation and By-laws
                   of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 1.6        Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                                        ARTICLE II

                                        EFFECT OF THE MERGER ON THE CAPITAL STOCK
                                             OF THE CONSTITUENT CORPORATIONS;
                                                 EXCHANGE OF CERTIFICATES

SECTION 2.1        Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                   (a)    Cancellation of Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                   (b)    Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                   (c)    Conversion of Common Stock of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
SECTION 2.2        Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   (a)    Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   (b)    Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                   (c)    Distributions with Respect to Unexchanged Shares  . . . . . . . . . . . . . . . . . . . . . . 5
                   (d)    No Further Ownership Rights in Company Common Stock . . . . . . . . . . . . . . . . . . . . . 5
                   (e)    No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                   (f)    Termination of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                   (g)    No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                   (h)    Investment of Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                   (i)    Lost Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
SECTION 2.3        Certain Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES

SECTION 3.1        Disclosure Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
SECTION 3.2        Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                   (a)    Organization, Standing and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . 9
                   (b)    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                   (c)    Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10



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
                   (d)    Authority; Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   (e)    SEC Documents; Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   (f)    Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   (g)    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   (h)    Compliance with Applicable Laws; Litigation . . . . . . . . . . . . . . . . . . . . . . . .  14
                   (i)    Absence of Changes in Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   (j)    ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   (k)    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   (l)    Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   (m)    State Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   (n)    Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   (o)    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   (p)    Ownership of Parent Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                   (q)    Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   (r)    Company Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   (s)    Environmental Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   (t)    Derivative Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   (u)    Condition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   (v)    Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 3.3        Representations and Warranties of Parent   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   (a)    Organization, Standing and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . .  22
                   (b)    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   (c)    Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   (d)    Authority; Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   (e)    SEC Documents; Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   (f)    Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   (g)    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (h)    Compliance with Applicable Laws; Litigation . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (i)    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                   (j)    Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (k)    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (l)    Ownership of Company Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (m)    Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   (n)    Parent Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                   (o)    ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                        ARTICLE IV

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   (a)    Conduct of Business by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   (b)    Conduct of Business by Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                   (c)    Certain Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





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
                   (d)    Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                   (e)    Advice of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 4.2        No Solicitation by the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                        ARTICLE V

                                                  ADDITIONAL AGREEMENTS

SECTION 5.1        Preparation of the Form S-4 and the
                          Proxy Statement; Stockholders Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 5.2        Letters of the Company's Accountants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 5.3        Letters of Parent's Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 5.4        Access to Information; Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 5.5        Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 5.6        Company Stock Options, Incentive and Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 5.7        Indemnification, Exculpation and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 5.8        Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 5.9        Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
SECTION 5.10       Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
SECTION 5.11       Stock Exchange Listings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.12       Stockholder Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.13       Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.14       Pooling of Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.15       Conveyance Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.16       Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.17       Directors of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 5.18       Parent Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE VI

                                                   CONDITIONS PRECEDENT

SECTION 6.1        Conditions to Each Party's Obligation to Effect the Merger   . . . . . . . . . . . . . . . . . . .  47
                   (a)    Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   (b)    HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   (c)    Governmental and Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                   (d)    No Injunctions or Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (e)    Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (f)    NYSE and PSE Listings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (g)    Pooling Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 6.2        Conditions to Obligations of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (a)    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (b)    Performance of Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (c)    Discovery Project . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                   (d)    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49





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
                   (e)    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 6.3        Conditions to Obligations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                   (a)    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                   (b)    Performance of Obligations of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                   (c)    No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                   (d)    Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                       ARTICLE VII

                                            TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
SECTION 7.2        Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
SECTION 7.3        Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
SECTION 7.4        Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                       ARTICLE VII

                                                    GENERAL PROVISIONS

SECTION 8.1        Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 8.2        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 8.3        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
SECTION 8.4        Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 8.5        Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 8.6        Entire Agreement; No Third-Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 8.7        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 8.8        Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 8.9        Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 8.10       Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 8.11       Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56





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


             AGREEMENT AND PLAN OF MERGER, dated as of November 23, 1997, by and among THE WILLIAMS COMPANIES, INC., a Delaware corporation ("Parent"), TML ACQUISITION CORP., a Delaware corporation ("Sub"), and MAPCO Inc., a Delaware corporation (the "Company").

             WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") and each associated preferred stock purchase right (a "Company Right") issued pursuant to the Rights Agreement, dated May 29, 1996, between the Company and Harris Trust Company of New York, as Rights Agent (the "Company Rights Agreement") (references to the Company Common Stock shall be deemed to include the associated Company Rights), other than shares owned by the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

             WHEREAS, the Board of Directors of Parent has also approved an amendment to its Restated Certificate of Incorporation providing for an increase in its authorized number of shares of Parent Common Stock (as defined in Section 2.1(b)) (the "Charter Amendment Proposal") in order to provide sufficient authorized shares of Parent Common Stock (as defined in Section 2.1(b))for issuance in connection with the Merger and the other transactions contemplated by this Agreement, after giving effect to the declared stock dividend of one share for each share of Parent Common Stock outstanding to be paid on December 29, 1997 (the "Stock Dividend");

             WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

             WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

             WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

             WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

             NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

         SECTION 1.2 Closing. Subject to the satisfaction or waiver of all the conditions to closing contained in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in Tulsa, Oklahoma as is agreed to by the parties hereto.

         SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company shall be amended as of the Effective Time to read in its entirety like the certificate of incorporation of Sub except that Article First of such certificate of incorporation shall read in its entirety as follows: "The name of the Corporation is MAPCO Inc." and, as amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving

Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6 Directors and Officers. The directors and officers of Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.


                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

         SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

         (a) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned directly or indirectly by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (b) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive (i) .8325 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share (the "Parent Common Stock"), of Parent, and (ii) one associated preferred stock purchase right (a "Parent Right") issued in accordance with the Rights Agreement dated as of February 6, 1996, between Parent and First Chicago Trust Company of New York, as Rights Agent (the "Parent Rights Agreement"), for each share of Parent Common Stock so received; provided, that, if the Stock Dividend shall have been paid prior to the Closing, the Exchange Ratio shall be 1.665. References to the Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights. The consideration to be issued to holders of Company Common Stock is referred to herein as the "Merger Consideration." Subject to Section 2.1(a), as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2 and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in each case without interest.

         (c) Conversion of Common Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 2.2 Exchange of Certificates.(a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(b) in exchange for outstanding shares of Company Common Stock.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, dividends or other distributions on such shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.2(c), and cash in lieu of any fractional share of Parent Common Stock pursuant to Section

2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Company Common Stock which are not registered in the transfer records of the Company under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, dividends or other distributions in respect of such Merger Consideration which such holder has the right to receive pursuant to Section 2.2(c), and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder in respect thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II, subject to Section 2.2(f). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

         (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason other than exchange as provided in this Article II, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

               (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

               (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of the Company, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.2(e)(iii).

               (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held of record at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

               (iv)  Notwithstanding the provisions of Sections 2.2(e)(ii) and
         (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held of record at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of the Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

               (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.2(b).

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

         (g) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent (provided that such cash shall be invested only in high quality short-term instruments with low risk of loss of principal), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If, as a result of any loss resulting from such investments, the amount of cash remaining in the Exchange Fund is insufficient to pay the full amount to which holders of certificates formerly representing Company Common Stock are entitled, Parent shall, promptly upon demand by the Exchange Agent, deposit additional cash into the Exchange Fund in an amount sufficient to satisfy its obligations to such holders.

         (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares of Parent Common Stock, in each case pursuant to this Agreement.

         SECTION 2.3 Certain Adjustments. If after the date hereof and on or prior to the Closing Date the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event, it being agreed that no adjustment shall be made pursuant to this Section 2.3 for the Stock Dividend.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Disclosure Schedules. Prior to the execution of this Agreement, the Company has delivered to Parent a schedule (the "Company Disclosure Schedule") and Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule" and, together, the "Disclosure Schedules") each setting forth, among other things, certain items or exceptions relating to any or all of their respective representations and warranties; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by the disclosing party that such item represents a material exception or fact, event or circumstance or that such item constitutes or is reasonably likely to result in a material adverse effect or material adverse change (each as defined in Section 8.3).

         SECTION 3.2 Representations and Warranties of the Company. Subject to Section 3.1 and except as disclosed in Company SEC Documents (as defined in Section 3.2(e)) filed prior to the date hereof (the "Company Filed SEC Documents") or as set forth on the Company Disclosure Schedule (it being acknowledged that any items disclosed in any subsection in the Company Disclosure Schedule shall be deemed disclosed in, and only in, any other subsections thereof in which the disclosure of such items would reasonably be considered responsive) (regardless of whether the relevant subsections of this Agreement refer to the Company Disclosure Schedule or the Company Filed SEC Documents), the Company represents and warrants to Parent as follows:

               (a) Organization, Standing and Corporate Power. (i) Each of the Company and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing individually or in the aggregate would not have a material adverse effect on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Company.

               (ii) The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

               (b) Subsidiaries. (i) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 includes all the subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant

         Subsidiary have been validly issued and are fully paid and nonassessable; are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests securing indebtedness or similar obligations (collectively, "Liens"); and are free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests that would prevent the operation by the Surviving Corporation of such Significant Subsidiary's business as currently conducted.

               (ii) The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the certificates of incorporation and by-laws or similar organizational documents of each of its Significant Subsidiaries, as amended to date.

         (c) Capital Structure. The authorized capital stock of the Company consists of 115,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, without par value, of the Company (the "Company Authorized Preferred Stock"), of which 175,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Company Junior Preferred Stock"). At the close of business on November 20, 1997: (i) 54,883,087 shares of Company Common Stock were issued and outstanding; (ii) 8,405,267 shares of Company Common Stock were issued and held by the Company in its treasury; (iii) 175,000 shares of Company Junior Preferred Stock were reserved for issuance pursuant to the Rights Agreement;
(iv) 13,065,951 shares of Company Common Stock were reserved for issuance pursuant the stock-based plans identified in Section 3.2(c) of the Company Disclosure Schedule (such plans, collectively, the "Company Stock Plans"), of which (A) 8,678,216 shares are subject to issuance pursuant to outstanding employee or director stock options granted under the Company Stock Plans, (B) up to 55,000 shares are subject to purchase under the Company's 1997 Employee Stock Purchase Plan (the "ESPP") based on employee elections made through the date hereof, (C) no other shares are issuable pursuant to existing grants, and
(v) other than as set forth above, no other shares of Company Authorized Preferred Stock have been designated or issued. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 3.2(c) and except for changes since November 20, 1997 resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options or as permitted by Section 4.1(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, and any obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (y) there are no outstanding obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities other than the not more than 500,000 equity put rights of the Company identified on Section 3.2(c) of the Company Disclosure Schedule (the "Equity Put Rights"). There are no outstanding (A) securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities in any Company subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, and any obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company subsidiary or (C) obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of Company Stock Options and the Company Rights, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. The Company has delivered to Parent prior to the execution of this Agreement a complete and correct copy of the Company Rights Agreement.

         (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval (as defined in Section 3.2(1)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company or (y) materially impair the ability of the Company to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a joint proxy statement/prospectus relating to the Company Stockholders Meeting (as defined in Section 5.1(b)) and the Parent Stockholders Meeting (as defined in Section 5.1(c)) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware; (4) such filings with Governmental Entities to satisfy (A) the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws or (B) any filing required by foreign Governmental Entities; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on the Company or (y) materially impair the ability of the Company to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby.

         (e) SEC Documents; Undisclosed Liabilities. Since January 1, 1995, the Company has filed with the SEC all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC (such documents being referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Document when filed (as amended and restated and as supplemented by subsequently filed Company SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except
(i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on the Company.

         (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger or in respect of Company Stock Options pursuant to Section 5.6 (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

         (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), since January 1, 1997, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any material adverse change in the Company, including, but not limited to, any material adverse change arising from or relating to fraudulent or unauthorized activity, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends on the Company Common Stock in amounts not in excess of the quarterly dividend most recently paid on the Company Common Stock prior to the date of this Agreement, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms, (iv)
(A) any granting by the Company or any of its subsidiaries to any current or former director, officer or other employee of the Company or its subsidiaries of any Company Stock Options or any increase in compensation, bonus or other benefits, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, (v) except insofar as may have been required by a change in GAAP or law or regulation, any material change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, (vi) any material tax election by the Company or any of its Significant Subsidiaries or any settlement or compromise of any material income tax liability by the Company or any of its Significant Subsidiaries, or (vii) any new capital commitment or increase in existing capital commitments, in excess of $15,000,000, individually or in the aggregate.

                 (h) Compliance with Applicable Laws; Litigation. (i) The Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are necessary for the lawful operation of the businesses of the Company and its subsidiaries (the "Company Permits"), and are not in material default under the Company Permits or under applicable statutes, laws, ordinances, rules and regulations, except where the failure to hold such Company Permits or to comply with such statutes, laws, ordinances, rules or regulations or Company Permits would not, individually or in the aggregate, have a material adverse effect on the Company.

                 (ii) As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.3) of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not have a material adverse effect on the Company or materially impair the ability of the Company to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated by this Agreement.

                 (iii) Neither the Company nor any of its subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business and which would have a material adverse effect on the Company (each, a "Regulatory Agreement"), and neither the Company nor any of its subsidiaries has been advised since January 1, 1996 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement or (B) has knowledge of any pending or threatened regulatory investigation.

                 (i) Absence of Changes in Benefit Plans. (i) The Company has provided to Parent a true and complete list of (i) all severance and employment agreements of the Company or its subsidiaries with any current or former employee, officer, agent, independent contractor, or director, (ii) all severance programs, policies and practices of each of the Company and each of its subsidiaries, and (iii) all plans or arrangements of the Company and each of its subsidiaries relating to its current or former employees, officers, agents, independent contractors, or directors which contain change in control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and (iv) all Company Benefit Plans. For purposes of this Agreement, "Company Benefit Plan" shall mean collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing benefits to any current or former employee, officer, agent, independent contractor, or director of the Company or any of its subsidiaries. Since January 1, 1997, there has not been any adoption or amendment in any respect by the Company or any of its subsidiaries of any Company Benefit Plan, nor has there been any change in any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan, or any change in the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined which, individually or in the aggregate, would result in a material increase in the Company's or its subsidiaries' liabilities thereunder.

                 (ii) All of the Company Stock Options have been granted in compliance with all of the terms and provisions of the Company Stock Benefit Plans, any awards made thereunder and all applicable law. The Company has taken all action necessary to preclude (i) any increase in the rate of payroll deduction contributions that may be made after the close of business on November 21, 1997 under the ESPP, (ii) any lump sum contribution under the ESPP, and (iii) any contribution under the ESPP after December 31, 1997.

                 (j) ERISA Compliance. (i) With respect to Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law that individually or in the aggregate would have a material adverse effect on the Company or any of its subsidiaries.

                 (ii) Each Company Benefit Plan has been administered substantially in accordance with its terms and all the Company Benefit Plans have been operated, and are in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. The Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to the qualification of each qualified Company Benefit Plan and related trust, and the IRS has not taken any action to revoke any such letter.

                 (iii) Neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of
         Section 4001(b) of ERISA, has incurred any unsatisfied liability under Title IV of ERISA in connection with any Company Benefit Plan and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Company Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived.

                 (iv) Except as set forth in Section 3.3(j) of the Company Disclosure Schedule, no Company Benefit Plan (a) is subject to Title IV of ERISA; (b) is a "multiemployer plan" within the meaning of
         Section 3(37) of ERISA; (c) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or (d) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and no benefits under a Company Benefit Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of
         Section 501(c)(17) of the Code.

                 (v) Except as set forth in Section 3.2(j) of the Company Disclosure Schedule and except for the Company's Post-Retirement Medical Benefit Plan, no Company Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (x) coverage mandated by applicable law or (y) benefits the full cost of which is borne by the current or former employee).

                 (vi) Except for the Company's Post-Retirement Medical Benefit Plan, each Company Benefit Plan which is a welfare benefit plan as defined in Section 3(1) of ERISA (including any such plan covering former employees of the Company or any subsidiary of the Company) and each Company Benefit Plan which is a pension benefit plan as defined in Section 3(2) of ERISA (including any such plan covering former employees of the Company or any subsidiary of the Company)may be amended or terminated by the Company or such subsidiary at any time.

                 (vii) Except as set forth in Section 3.2(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its subsidiaries.

                 (viii) All amounts payable under Company Benefit Plans are deductible for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event undertaken by the Company or any of its subsidiaries prior to the date hereof, (A) entitle any current or former employee, agent, independent contractor or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, agent or independent contractor (C) constitute a "change in control" under any Company Benefit Plan, and the Company and its board of directors have taken all required actions to effect the foregoing.

                 (ix) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Company Benefit Plan (other than routine claims for benefits).

                 (k) Taxes. (i) Each of the Company and its subsidiaries has timely filed (or has had filed on its behalf) all material tax returns and reports required to be filed by it and all such returns and reports are believed to be complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. The Company and each of its subsidiaries has timely paid (or the Company has paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in Company Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                 (ii) No deficiencies for any taxes with respect to which the Company or any of its subsidiaries has received a notice in writing have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns for tax years through 1989 have closed by virtue of the applicable statute of limitations.

                 (iii) Neither the Company nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                 (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liabilities for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liabilities for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause
         (x) or (y).

         (l) Voting Requirements. Assuming the accuracy of Parent's representation and warranty contained in Section 3.3(l) (without giving effect to the knowledge qualification thereof), the affirmative vote at the Company Stockholders Meeting (the "Company Stockholder Approval") of the holders of the majority of the outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

         (m) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in
Section 3.3(l) (without giving effect to the knowledge qualification thereof), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board of Directors under the provisions of
Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

         (n) Accounting Matters. The Company has disclosed to its independent public accountants all actions taken by it or its subsidiaries that it believes would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. The Company, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interests" accounting.

         (o) Brokers. Other than Morgan Stanley & Co. Incorporated, a complete and accurate copy of the engagement letter of which has been provided to Parent, no broker, investment banker, financial advisor or other person is entitled to any broker's, financial advisor's or other finder's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         (p) Ownership of Parent Capital Stock. Except for shares owned by Company Benefit Plans, as of the date hereof, neither the Company nor, to its knowledge, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent or securities exercisable for or convertible into shares of capital stock of Parent.

         (q) Certain Contracts. Except for agreements entered into after the date hereof as permitted pursuant to Section 4.1(a), neither the Company nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $20,000,000, (ii) in the aggregate, any agreements relating to capital commitments in excess of $15,000,000, (iii) any agreement involving annual payments in excess of $5,000,000 with "change of control" or "event risk" provisions relating to the Company, (iv) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its subsidiaries, taken as a whole, is or is presently expected to be conducted (the agreements, contracts and obligations specified above, collectively the "Company Material Contracts").

         (r) Company Rights Agreement. The Company has taken all action (including, if required, amending or terminating the Company Rights Agreement) so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not enable or require the Company Rights to be exercised or distributed.

         (s) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on the Company or any of its subsidiaries, or that could be expected to result in the imposition on the Company or any of its subsidiaries of, any liability or obligation arising under applicable common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution or protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. Each of the Company and each of its subsidiaries is, and each former subsidiary of the Company was, for so long as such subsidiary was a subsidiary of the Company, in compliance with all Environmental Laws and has or at such time had all permits required under Environmental Laws, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and there is no reasonable basis for any proceeding, claim, action or governmental investigation under any Environmental Law that would impose any liability or obligation on the Company or its subsidiaries based on any failure to have, obtain or comply with such permits, with such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is subject to any agreement (including any indemnification agreement), order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

                 (t) Derivative Transactions. (i) All Derivative Transactions (as defined below) entered into by the Company or any of its subsidiaries that are currently open were entered into in material compliance with applicable rules, regulations and policies of any regulatory authority.

                 (ii) For purposes of this Section 3.2(t), "Derivative Transactions" means derivative transactions within the coverage of FASB 80, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements or agreements related to such transactions.

                 (iii) The Company believes that it and its subsidiaries and their respective businesses employ investment, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses; provided, however, that the Company makes no representations or warranties regarding the policies, practices or procedures described in Section 3.2(t) of the Parent Disclosure Schedule, and provided, further, that the representation made in this sentence shall not be applicable to its employment of such policies, practices and procedures. The Company believes that it has adequate systems for maintaining and monitoring compliance with the covenants described in Section 4.1(a)(viii).

         (u) Condition of Assets. All of the material property, plant and equipment of the Company and its subsidiaries (the "Company PP&E"), has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects, sufficient to permit the Company and its subsidiaries to conduct their operations in the ordinary course of business in a manner consistent with their past practices in all material respects.

         (v) Fairness Opinion. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. Incorporated, the company's financial advisor, to the effect that the Exchange Ratio is fair to the holders of the Company Common Stock (other than Parent and its affiliates) from a financial point of view.

         SECTION 3.3 Representations and Warranties of Parent and Sub. Subject to Section 3.1 and except as disclosed in the Parent SEC Documents (as defined in Section 3.3(e)) filed prior to the date hereof (the "Parent Filed SEC Documents") or as set forth on the Parent Disclosure Schedule (it being acknowledged that any items disclosed in any subsection in the Parent Disclosure Schedule shall be also deemed disclosed in, and only in, any other subsections thereof in which the disclosure of such item would reasonably be considered responsive) (regardless of whether the relevant subsection of this Agreement refers to the Parent Disclosure Schedule or the Parent SEC Filed Documents), Parent and Sub represent and warrant to the Company as follows:

                 (a) Organization, Standing and Corporate Power. (i) Each of Parent and its subsidiaries (including Sub) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing individually or in the aggregate would not have a material adverse effect on Parent.
         Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Parent.

                 (ii) Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Restated Certificate of Incorporation and By-laws, as amended to date.

                 (iii) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and is engaged in no business other than incidental to its creation and the transactions contemplated by this Agreement.

                 (b) Subsidiaries. (i) Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 includes all the subsidiaries of Parent which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable; are owned directly or indirectly by Parent, free and clear of all Liens; and are free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests that would prevent the operation by Parent of such Significant Subsidiary's business as currently conducted.

                 (ii) Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of the certificates of incorporation and by-laws or similar organizational documents of each of its Significant Subsidiaries, as amended to date.

         (c) Capital Structure. The authorized capital stock of Parent consists of 480,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share, of Parent (the "Parent Authorized Preferred Stock"), of which 2,500,000 shares have been designated as $3.50 Cumulative Convertible Preferred Stock (the "Parent Convertible Preferred Stock") and 1,200,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Parent Junior Preferred Stock"). At the close of business on November 20, 1997, and without giving effect to adjustments that will be required in connection with the Stock Split: (i) 159,915,778 shares of Parent Common Stock were issued and outstanding; (ii) 3,707,685 shares of Parent Common Stock were issued and held by Parent in its treasury or by subsidiaries of Parent; (iii) 2,499,372 shares of Parent Convertible Preferred Stock were issued and outstanding; (iv) no shares of Parent Junior Preferred Stock were issued and outstanding; (v) 5,859,052 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Convertible Preferred Stock; (vi) 13,995,990 shares of Parent Common Stock were reserved for issuance upon conversion of Parent's 6% Convertible Subordinated Debentures, Due 2005 (the "Parent Convertible Debentures" and, together with the Parent Convertible Preferred Stock, the "Parent Convertible Securities");
(vii) 11,305,720 shares of Parent Common Stock reserved for issuance upon exercise of warrants (the "Parent Warrants"); (viii) 23,570,792 shares were reserved for issuance pursuant to the stock-based plans identified in Section 3.3(c) of the Parent Disclosure Schedule (such plans, collectively, the "Parent Stock Plans"), of which 12,912,597 shares are subject to outstanding employee or director stock options, deferred stock awards or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, "Parent Stock Options"); and (viii) other than as set forth above, no other shares of Parent Authorized Preferred Stock have been designated or issued.
All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3(c), except for the declaration by

Parent's Board of the Stock Dividend and except for changes since November 20, 1997 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, upon exercise of Parent Employee Stock Options or Parent Warrants or upon conversion of Parent Convertible Securities and other rights referred to in this Section 3.3(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent, and (y) there are no outstanding obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding
(A) securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities in any Parent subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Parent subsidiary or (C) obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Parent subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Parent nor any Parent subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Parent Rights, Parent Stock Plans, the Parent Stock Options, the Parent Warrants and the Parent Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences.

         (d) Authority; Noncontravention. Parent and Sub each has all requisite corporate power and authority to enter into this Agreement and , subject to the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries (including Sub) under, (i) the Restated Certificate of Incorporation, as amended, or By-laws of Parent or the comparable organizational documents of any of its Significant Subsidiaries (including Sub), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its subsidiaries (including Sub) or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries (including Sub) or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) materially impair the ability of Parent to perform its obligations under this Agreement or prevent consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries (including Sub) in connection with the execution and delivery of this Agreement by each of Parent or Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Parent under the HSR Act; (2) the filing with the SEC of (A) the Form S-4 and the Proxy Statement or (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware; (4) such filings with Governmental Entities to satisfy (A) the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws or (B) any filings required by foreign governmental entities;
(5) such filings with and approvals of the NYSE and the Pacific Stock Exchange (the "PSE") to permit the shares of Parent Common Stock to be issued in the Merger or in respect of the Company Stock Plans pursuant to Section 5.6 to be listed on the NYSE and the PSE; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) materially impair the ability of Parent to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby.

         (e) SEC Documents; Undisclosed Liabilities. Since January 1, 1995, Parent has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed (as amended and restated and as supplemented by subsequently filed Parent SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Parent.

         (f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

         (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(b), since January 1, 1997, Parent and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any material adverse change in Parent, including, but not limited to, any material adverse change arising from or relating to fraudulent or unauthorized activity, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, other than regular quarterly cash dividends on the Parent Common Stock and dividends payable on Parent's preferred stock in accordance with their terms, (iii)) except insofar as may have been required by a change in GAAP or law or regulation, any material change in accounting methods, principles or practices by Parent affecting its assets, liabilities or business or (iv) any material tax election by Parent or any of its Significant Subsidiaries or any settlement or compromise of any material income tax liability by Parent or any of its Significant Subsidiaries.

                 (h) Compliance with Applicable Laws; Litigation. (i) Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are necessary for the lawful operation of the businesses of Parent and its subsidiaries (the "Parent Permits"), and are not in material default under the Parent Permits or under applicable statutes, laws, ordinances, rules and regulations, except where the failure to hold such Parent Permits or to comply with such statutes, laws, ordinances, rules or regulations or Parent Permits would not, individually or in the aggregate, have a material adverse effect on Parent.

                 (ii) As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Parent or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Parent, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not have a material adverse effect on Parent or materially impair the ability of Parent to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated by this Agreement.

                 (i) Taxes. (i) Each of Parent and its subsidiaries has filed (or has had filed on its behalf) all material tax returns and reports required to be filed by it and all such returns and reports are believed to be complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. Parent and each of its subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the

         Parent Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                 (ii) No deficiencies for any taxes with respect to which Parent or any of its subsidiaries has received a notice in writing have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for. The federal income tax returns of Parent and each of its subsidiaries consolidated in such returns for tax years through 1991 have closed by virtue of the applicable statute of limitations, except as set forth on Schedule 3.3(i).

                 (iii) Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         (j) Accounting Matters. Parent has disclosed to its independent public accountants all actions taken by it or its subsidiaries that it believes would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. Parent, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interest" accounting.

         (k) Brokers. Other than Smith Barney Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other finder's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

         (l) Ownership of Company Capital Stock. Except for shares owned by Parent's employee benefit plans or as otherwise disclosed in the Parent SEC Documents, as of the date hereof, neither Parent nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company or securities exercisable or exchangeable for or convertible into shares of capital stock of the Company.

         (m) Voting Requirements. The affirmative vote at the Parent Stockholders Meeting (the "Parent Stockholder Approval") (i) of the holders of the majority of the outstanding shares of Parent Common Stock to approve the Charter Amendment Proposal and (ii) of the holders of a majority of the shares of Parent Common Stock present at the Parent Stockholders Meeting and entitled to vote to approve the issuance of shares of Parent Common Stock issuable pursuant to the Merger or in respect of Company Stock Options as provided for in Section 5.6 are the only votes of the holders of any class or series of Parent's capital stock necessary to approve the transactions contemplated by this Agreement.

                 (n) Parent Benefit Plans. (i) Parent has provided to the Company a true and complete list of each Parent Benefit Plan relating to Parent's current employees or officers. For purposes of this Agreement, "Parent Benefit Plan" shall mean any plan described in
         Section 3(3) of ERISA providing benefits to any current employee or officer of Parent or any of its wholly owned subsidiaries.

                 (ii) No Parent Stock Options will become exercisable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for options outstanding under Parent's 1996 Stock Plan on not more than 190,000 shares of Parent Common Stock.

                 (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event undertaken by Parent or any of its subsidiaries prior to the date hereof, (A) entitle any current or former employee, agent, independent contractor or officer of Parent or any ERISA Parent Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, agent or independent contractor, or (C) constitute a "change in control" under any Parent Benefit Plan, and Parent and its board of directors have taken all required actions to effect the foregoing.

                 (o) ERISA Compliance. (i) With respect to Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any liability under ERISA, the Code or any other applicable law that individually or in the aggregate would have a material adverse effect on Parent.

                 (ii) To the knowledge of Parent, all the Parent Benefit Plans have been operated in accordance with, and are in material compliance with, the applicable provisions of ERISA, the Code and all other applicable laws.

                 (iii) Neither Parent nor any trade or business, whether or not incorporated (an "ERISA Parent Affiliate"), which together with Parent would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any unsatisfied liability under Title IV of ERISA in connection with any Parent Benefit Plan and currently no condition exists that presents a risk to Parent or any ERISA Parent Affiliate of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Parent Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived.

                 (iv) The Parent Benefit Plans which are administered by Parent or by a ERISA Parent Affiliate have been operated in substantial compliance with plan documents.

                 (v) There is no labor dispute, strike or work stoppage against Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or any of its subsidiaries.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1      (a)     Conduct of Business by the Company.  Except
as set forth in Section 4.1(a) of the Company Disclosure Schedule or the Company Filed SEC Documents, as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other employees and use reasonable efforts to preserve their relationships with those persons having business dealings with them . Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

                 (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or regularly scheduled dividends by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends on Company Common Stock at a rate not in excess of the amount per share paid in the Company's last dividend paid before the date hereof), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options that are, in each case, outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than pursuant to Equity Put Rights disclosed in Section 3.2(c) and for withholding under Company Benefit Plans;

                 (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are, in each case, outstanding as of the date hereof in accordance with their present terms);

                 (iii) in the case of the Company or any of its Significant Subsidiaries, amend its certificate of incorporation, by-laws or other comparable organizational documents or amend the Company Rights Agreement;

                 (iv) acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise) which, together with all such acquisitions, involves the payment of consideration having a value in excess of $100,000,000;

                 (v) sell, lease, joint venture, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that is material in relation to the Company and its subsidiaries, taken as a whole (including securitizations), other than the sale of inventory in the ordinary course of business and except in connection with borrowings under existing credit facilities or lines of credit in accordance with the terms of such facilities or lines as of the date hereof;

                 (vi) except for borrowings under existing credit facilities or lines of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice or except as attributable to the execution of this Agreement and the transactions contemplated hereby;

                 (vii) change its methods of accounting (or underlying assumptions) in effect at December 31, 1996, except as required by changes in GAAP or law or regulation or as discussed in the Company Filed SEC Documents, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of the Company for the taxable years ending December 31, 1996, except as required by changes in law or regulation;

                 (viii) fail to observe the provisions set forth in Section 3.2(t) of the Parent Disclosure Schedule;

                 (ix) create, renew, amend, terminate or cancel, or take any other action that could reasonably be expected to result in the creation, renewal, amendment, termination or cancellation of any Company Material Contract in a manner which would be reasonably be expected to be materially adverse to the Company;

                 (x) enter into any new capital commitments or increase any existing capital commitments in an aggregate amount in excess of $15,000,000; provided, however, that in no event will the Company enter into capital expenditure commitments with respect to the three matters identified by an asterisk on the attachment described in Item 15 of Section 3.2(g) of the Company Disclosure Schedule without having first consulted with Parent as to such capital expenditures;

                 (xi) (A) grant Company Stock Options, (B) grant to any current or former director, executive officer or other key employee of the Company or its subsidiaries any increase in compensation, bonus or other benefits (other than increases in base salary in the ordinary course of business consistent with past practice or arising due to a promotion or other change in status and consistent with generally applicable compensation practices), (C) grant to any such current or former director, executive officer or other employee any increase in severance or termination pay, (D) amend or adopt any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (E) amend, adopt or terminate any Company Benefit Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code;

                 (xii) except (A) pursuant to agreements or arrangements in effect on the date hereof which have been disclosed in Section 4.1(a) of the Company Disclosure Schedule, or (B) for dividends paid in accordance with Section 4.1(a)(i), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors, other than payment of compensation at current salary, incentive compensation and bonuses and other than properly authorized business expenses in the ordinary course of business, in each case consistent with past practice; or

                 (xiii) authorize, or commit or agree to take, any of the foregoing actions;

provided, that the limitations set forth in this Section 4.1(a) (other than Section 4.1(a)(iii)) shall not apply to any transaction between the Company and any wholly owned subsidiary or between any wholly owned subsidiaries of the Company.

                 (b) Conduct of Business by Parent. Except as set forth in the Parent Disclosure Schedule or the Parent SEC Filed Documents, as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

                 (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or regularly scheduled dividends by a subsidiary that is partially owned by Parent or any of its subsidiaries, provided that Parent or any such subsidiary receives or is to receive its proportionate share thereof,
         (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends on Parent Common Stock at a rate per share not in excess of $.30, in the case of any dividend to be paid with a record date on or prior to the date of completion of the Stock Dividend, or $.15, in the case of any dividend with a record date thereafter, and regular dividend payments on the Parent Authorized Preferred Stock, including any preferred stock issued in accordance with Section 4.1(b)(ii), in each case in accordance with its terms),
         (y) split, combine or reclassify any of its capital stock or any other voting securities (or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities) or issue or authorize the issuance of any other securities in respect of any thereof, in lieu of any thereof or in substitution for any thereof (other than (A) issuances of Parent Common Stock upon the exercise of Parent Stock Options that are, in each case, (1) outstanding as of the date hereof in accordance with their present terms, or (2) issued in accordance with the terms of any Parent Benefit Plan in a manner generally consistent with past practices, (B) issuances of Parent Common Stock upon conversion of Parent Convertible Securities, (C) issuances of Parent Common Stock upon exercise of Parent Warrants or
         (D) issuances of Parent Common Stock pursuant to the Stock Dividend) or (z) purchase, redeem or otherwise acquire for greater than fair value any shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in accordance with the terms of existing obligations of Parent or any of its subsidiaries;

                 (ii) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) issuances of Parent Common Stock permitted pursuant to Section 4.2(b)(i), (B) issuances of securities for fair value, (C) issuances of securities in connection with the acquisition of businesses in the energy or communications industries, or (D) issuances of Parent Common Stock in an amount aggregating not more than 5% of the number of presently outstanding shares of Parent Common Stock in connection with acquisitions of businesses in industries other than the energy or communications industries);

                 (iii) in the case of Parent or any of its Significant Subsidiaries, amend its certificate of incorporation, by-laws or other comparable organizational documents or the Parent Rights Agreement, in each case in a manner adverse to the Company; or

                 (iv) authorize, or commit or agree to take, any of the foregoing actions;

provided, that the limitations set forth in this Section 4.1(b) (other than Section 4.2(b)(iii)) shall not apply to any transaction between Parent and any wholly owned subsidiary or between any wholly owned subsidiaries of Parent.

         (c) Certain Payments. Before December 31, 1997, the Company shall pay to each executive identified on Section 4.1(c) of the Company Disclosure Schedule the payments provided for in the agreements and plans identified in such Section in the amounts and on or before the dates indicated, and shall obtain receipts from each such executive for such payments.

         (d) Other Actions. Except as required by law or as permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

         (e) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actual or, to the knowledge of the Company, threatened disputes involving an amount in excess of $15,000,000 with any customer, supplier, joint carrier or service provider, and (iv) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided, further, that no such notice shall be deemed an admission by the disclosing party that such item represents a material exception or fact, event or circumstance or that such item constitutes or is reasonably likely to result in a material adverse effect or material adverse change.

         SECTION 4.2    No Solicitation by the Company.  (a)        The Company
shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined below) or (ii) participate in any substantive discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time of the adoption of this Agreement by the Company's stockholders at the Company Stockholder Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that its failure to do so could reasonably be expected to result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 4.2(a), (x) furnish information with respect to the Company and its subsidiaries to any person making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 30% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company subsidiary whose business constitutes 30% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

         (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholder Meeting, the Board of Directors of the Company, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal its failure to do so could reasonably be expected to result in a breach of fiduciary duties to the Company's stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, all of which information will be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any proposal with respect to a transaction which the Board of Directors of the Company determines in its good faith judgment, based on the advice of a investment banking firm of national reputation and after consultation with outside counsel, to be more favorable to the Company's stockholders than the Merger.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall promptly advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. The Company will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

         (d) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders (including any withdrawal or modification of the Board's position with respect to this Agreement or the Merger) if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose could reasonably be expected to result in a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, that, neither the Company nor its Board of Directors nor any committee thereof shall, except in connection with a termination permitted by Section 4.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.1 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company and Parent will use all their respective reasonable efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock and the Parent Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in the Merger and in respect of Company Options pursuant Section 5.6 and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the Company without providing the other with the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

         (b) The Company shall, as promptly as reasonably practicable after the date hereof duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and, subject to its rights under Section 4.2(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

         (c) Parent shall, as promptly as reasonably practicable after the date hereof give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") in accordance with the DGCL and the requirements of the NYSE for the purpose of obtaining the Parent Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of the Charter Amendment Proposal and the issuance of shares of Parent Common Stock pursuant to the Merger or in respect of Company Stock Options pursuant to Section 5.6.

         SECTION 5.2 Letters of the Company's Accountants. (a) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from the Company's independent accountants, one dated as of the date on which the Form S-4 shall become effective and one dated as of the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         (b) The Company shall use reasonable best efforts to cause to be delivered to Parent and Parent's independent accountants two letters from the Company's independent accountants addressed to Parent and the Company, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, in each case stating that no conditions exist that would preclude the Company from being a party to a business combination to be accounted for as a pooling of interests.

         SECTION 5.3    Letters of Parent's Accountants. (a)         Parent
shall use reasonable best efforts to cause to be delivered to the Company two letters from Parent's independent accountants, one dated as of the date on which the Form S-4 shall become effective and one dated as of the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         (b) Parent shall use reasonable best efforts to cause to be delivered to the Company and the Company's independent accountants two letters from Parent's independent accountants addressed to the Company and Parent, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, in each case stating that no conditions exist that would preclude the Parent from being a party to a business combination to be accounted for as a pooling of interests.

         SECTION 5.4 Access to Information; Confidentiality. Subject to the Confidentiality Agreement, dated October 27, 1997, between Parent and the Company (the "Confidentiality Agreement"), and subject to the restrictions contained in confidentiality agreements to which such party is subject and applicable law, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel, reports and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

         SECTION 5.5    Reasonable Best Efforts.  (a)       Upon the terms and
subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any Restraint (as defined in Section 6.1(d)) vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this
Section 5.5(a) will limit or affect actions permitted to be taken pursuant to
Section 4.2.

         (b) In connection with and without limiting the foregoing, the Company and Parent shall use reasonable best efforts (i) to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby or thereby, to take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         (c) Each of the Company and Parent shall cooperate with each other in obtaining opinions of Debevoise & Plimpton and Jones, Day, Reavis & Pogue, each dated as of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Parent, Sub and the Company shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel and the Company shall use all reasonable efforts to obtain any representation letters from appropriate stockholders and shall deliver any such letters obtained to Debevoise & Plimpton and Jones, Day, Reavis & Pogue (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

         Section 5.6    Company Stock Options, Incentive and Benefit Plans.
(a) After the Company Stockholder Approval, but prior to the Effective Time, each outstanding Company Stock Option will be deemed exercisable and converted into a right to receive that number of shares of Parent Common Stock determined below. For each holder, the value of each Company Stock Option, which shall equal the excess of (i) the Exchange Ratio multiplied by the closing price of a share of Company Common Stock on the date on which the Company Stockholder Approval is obtained (the "Closing Value") over (ii) the per share exercise price of each such Company Stock Option shall be determined, and multiplied by 102% (the "Adjusted Cash Value"). The number of shares of Parent Common Stock issuable to each such holder (the "Settlement Shares") shall be equal to the quotient of the (A) Adjusted Cash Value divided by (B) the Closing Value, and shall represent the fair settlement value of all rights thereunder.

         (b) Parent shall establish a mechanism whereby each holder of Company Stock Options permitted to sell Settlement Shares without registration under the Securities Act can convert a portion of the Settlement Shares to cash through open market sales of such Settlement Shares to be effected by a broker selected by Parent, to the extent necessary to satisfy the minimum withholding tax obligation with respect to such holder; provided, however,. that, if Parent's and the Company's accountants conclude that it will not prevent the transactions contemplated by this Agreement from being eligible to qualify as a pooling of interests, such mechanism shall also be made available to such holders for any Settlement Shares in excess of the number of shares necessary to satisfy such tax withholding. Parent shall, at least 10 days prior to the Effective Time, identify the person to whom such holders may direct sales orders and Parent shall deliver (or cause the Exchange Agent to deliver) the aggregate number of shares of Parent Common Stock subject to all such sales orders received prior to the Effective Time to the broker as soon as practicable thereafter, but no later than five business days after the Effective Time. Each holder shall be responsible for the payment of commissions related to such sales, which shall be deducted from the proceeds of such sales.

         (c) Except as set forth in the third sentence of this Section 5.6(c), from and for a period of at least one year after the Effective Time, Parent shall or shall cause the Surviving Corporation to provide each employee of the Company and its subsidiaries (the "Company Employees") and any former employee of the Company or its subsidiaries entitled to receive benefits under a Company Benefit Plan at the Effective Time (the "Former Company Employees") the same benefits Parent provides to its similarly situated employees or former employees. For purposes of eligibility to participate and vesting in its benefit plans, Parent shall recognize service with the Company and its subsidiaries prior to the Effective Time. From and for a period at least one year after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain the Company's Retirement Plan (the Company Retirement Plan") with benefit accruals no less favorable than those on the date hereof. Each

Company Employee shall be eligible to participate in the Company Retirement Plan in accordance with its terms. Notwithstanding the foregoing, provisions of this Section 5.6(c), nothing contained herein shall prohibit Parent or the Surviving Corporation from merging or consolidating the Company Retirement Plan with any other defined benefit plan maintained by Parent or the Surviving Corporation. On and after the Effective Time, Parent or the Surviving Corporation may cause the Company Benefit Plans to provide that Company Employees and Former Company Employees shall no longer participate in any of the Company Benefit Plans; provided, however, that Parent shall or shall cause the Surviving Corporation to honor or assume the obligation of the Company under each Company Benefit Plan (including, without limitation, plans for the benefit of directors of the Company) with respect to vested benefits at the Effective Time. On and for a period of one year after the Effective Time, Company Employees shall be eligible for severance benefits as provided in
Section 5.6(c) of the Company Disclosure Schedule. For purposes of determining the amount of benefits to be paid to a Company Employee from the severance plan, years of service with the Company, the Company's subsidiaries, Parent and the Surviving Corporation shall be counted. Except as set forth in this
Section 5.6(c), nothing in this Section 5.6(c) shall prohibit Parent or the Surviving Corporation from amending, modifying or terminating any employee benefit plan of Parent or the Surviving Corporation.

         SECTION 5.7 Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements or arrangements of the Company the existence of which does not cause a breach of this Agreement shall be assumed by Parent, shall survive the Merger and shall continue in full force and effect, without amendment, for six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Parent shall pay any expenses of any indemnified person under this Section 5.7 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under the DGCL upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under the DGCL. Parent shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of the Company who become directors or officers of Parent will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Parent.

         (b) In the event that either of the Surviving Corporation or Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 5.7.

         (c) The provisions of this Section 5.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         (d) For six years after the Effective Time, Parent or the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that Parent may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance for the benefit of persons currently covered by the Company's officers' and directors' insurance policy under this Section 5.7(d) in excess of 200% of the aggregate premiums paid by the Company in 1997 on an annualized basis for such purpose.

         (e) Parent shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 5.7.

         SECTION 5.8    Fees and Expenses.  (a)  Except as provided in this
Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                 (b)(i) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e) or, after the date hereof but prior to any termination of this Agreement, the Company or its Board of Directors shall have taken any action to make the Company Rights Agreement inapplicable (through termination or otherwise) to any person other than Parent, Sub or another wholly owned subsidiary of Parent, then, concurrently with any such termination, the Company shall pay Parent a fee equal to $75 million by wire transfer of same day funds.

                 (ii) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by either Parent or the Company pursuant to
         Section 7.1(b)(ii), by Parent pursuant to Section 7.1(f) or 7.1(g) or by the Company pursuant to Section 7.1(b)(i) and (B) prior to the date that is 12 months after the date of such termination the Company enters into a Company Acquisition Agreement, then the Company shall
         (1) promptly, but in no event later than two business days after the date such Company Acquisition Agreement is entered into, pay Parent a fee equal to $25 million by wire transfer of same day funds, and (2) promptly, but in no event later than two business days after the date the transactions set forth in such Company Acquisition Agreement (or any other Company Acquisition Agreement entered into within 12 months after the date of this Agreement) are consummated, pay Parent an additional fee equal to $50 million by wire transfer of same day funds.

                 (iii) In the event that this Agreement is terminated under the circumstances contemplated by Section 5.8(b)(ii), the Company shall promptly pay upon Parent's request all reasonable out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (such expenses not to exceed $7,500,000 in the aggregate), which shall be credited against any termination fee payable pursuant to Section 5.8(b)(ii).

                 (iv) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii), (A) if the affirmative vote described in
         Section 3.3(m)(ii) shall have been obtained but the affirmative vote described in Section 3.3(m)(i) shall not have been obtained, Parent shall promptly, but in no event later than five business days after the date of such termination, pay the Company a fee equal to $75 million, by wire transfer of same day funds or (B) if the affirmative vote described in Section 3.3(l)(ii) shall not have been obtained, Parent shall promptly pay upon the Company's request all reasonable out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (such expenses not to exceed $7,500,000 in the aggregate).

                 (v) For purposes of this Section 5.8(b), a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if a Company Takeover Proposal shall have been made public or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and shall have not withdrawn such Company Takeover Proposal at the time of the action giving rise to the termination of this Agreement.

                 (vi) The parties acknowledge that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay the amount due to be paid by it pursuant to this Section 5.8(b), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for any of the fees set forth in this Section 5.8(b), the defaulting party shall pay to the non-defaulting party its costs and expenses (including attorneys' fees and expenses) in connection with such suit.

         SECTION 5.9 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 5.10 Affiliates. (a) Concurrently with the execution of this Agreement (or with respect to relevant persons who are not available on the date hereof, as soon as practicable after the date hereof), the Company shall deliver to Parent a written agreement substantially in the form attached as Exhibit A hereto of all of the persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, all of whom are, as of the date of this Agreement, identified in Section 5.10 of the Company Disclosure Schedule. Section 5.10 of the Company Disclosure Schedule shall be updated by the Company as necessary to reflect changes from the date hereof and the Company shall use all reasonable efforts to cause each person added to such schedule after the date hereof to deliver a similar agreement. Parent shall cause all persons who are affiliates of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit A hereto.

         (b) Parent shall use its reasonable best efforts to publish on the earliest possible date after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 (the time such results are published, the "Permitted Sales Time"). This Section 5.10(b) is intended to be for the benefit of affiliates of the Company.

         SECTION 5.11 Stock Exchange Listings. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under pursuant to the Merger or in respect of Company Stock Options pursuant to Section 5.6 to be approved for listing on the NYSE and PSE, in each case subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

         SECTION 5.12 Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         SECTION 5.13 Tax Treatment. Each of Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinion of counsel referred to in Section 6.2(f) and 6.3(d) and each of the Company and Parent agrees that it shall take no action that would cause such tax treatment not to be obtained.

         SECTION 5.14 Pooling of Interests. Each of the Company and Parent shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by Parent's accountants and by the SEC, and each of the Company and Parent agrees that it shall take no action that would cause such accounting treatment not to be obtained.

         SECTION 5.15 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Parent shall pay, and the Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any such taxes or fees imposed by any Governmental Entity, which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

         SECTION 5.16 Certain Contracts. Parent shall, and shall cause the Surviving Corporation to, expressly assume the obligations of the Company or any subsidiary thereof under contracts, indentures, guarantees, securities, leases and other instruments thereof in accordance with their respective terms, as and to the extent necessary to avoid any breach, penalty, termination, default, payment or prepayment that would otherwise result from the execution of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 5.17 Directors of Parent. Parent agrees that promptly after the Effective Time, Parent shall use all reasonable efforts to cause two persons mutually agreed upon to be appointed to the Board of Directors of Parent.

         SECTION 5.18. Parent Stock Options. After the Parent Stockholder Approval, but prior to the Effective Time, each Parent Stock Option outstanding under the Parent's 1990 Stock Plan (the "Parent 1990 Options") held by an optionee who has not waived in writing his right to a cash settlement of such Parent 1990 Options will be converted into a right to receive that number of shares of Parent Common Stock determined below. For each holder, the value of each Parent 1990 Option, which shall equal the excess of (a) the closing price of a share of Parent Common Stock on the day immediately prior to the date the Parent Stockholder Approval is obtained (the "Parent Closing Value") over (b) the per share exercise price of each such Parent 1990 Option shall be determined, and multiplied by 100% (the "Parent Adjusted Cash Value"). The number of shares of Parent Common Stock issuable to each such holder shall be equal to the quotient of the (i) Parent Adjusted Cash Value divided by (ii) the Parent Closing Value, and represent the fair value settlement value of all rights thereunder.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

         (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Parent or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby shall have been obtained or made, the failure of which to be obtained or taken is reasonably expected to have a material adverse effect on Parent and its prospective subsidiaries, taken as a whole.

         (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on the Company or Parent, as applicable; provided, however, the party relying upon this condition shall have complied with Section 5.5(a)(iii).

         (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by the Company and Parent to their respective stockholders and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC.

         (f) NYSE and PSE Listings. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to the Merger or in respect of Company Stock Options pursuant to Section 5.6 shall have been approved for listing on the NYSE and the PSE, subject to official notice of issuance.

         (g) Pooling Letters. Parent and the Company shall have received the letters as to treatment of the Merger as a pooling of interests contemplated by Sections 5.2(b) and 5.3(b).

         SECTION 6.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality", "material adverse effect" or "material adverse change" set forth therein) does not have, and would not reasonable be expected to have, individually or in the aggregate, a material adverse effect on the Company.

         (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, it being agreed that a failure to comply with the provisions of Section 4.1(c) in any respect shall be deemed to be a material breach with the effect that Parent shall not be obligated to complete the Merger.

         (c) Discovery Project. Parent shall be satisfied in its sole discretion that Texaco Exploration and Productions Inc. shall have irrevocably waived its right to require the disposition of the Company's indirect membership interest in Discovery Gas Transmission LLC by reason of the transactions contemplated by this Agreement.

         (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have been a material adverse change relating to the Company.

         (e) Tax Opinion. Parent shall have received from Jones, Day, Reavis & Pogue an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require delivery of and rely upon the Tax Certificates.

         SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality", "material adverse effect" or "material adverse change" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

         (b) Performance of Obligations of Parent. Parent shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects.

         (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have been a material adverse change relating to Parent.

         (d) Tax Opinion. The Company shall have received from Debevoise & Plimpton an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require delivery of any rely upon the Tax Certificates.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or after the Company Stockholder Approval:

         (a)  by mutual written consent of Parent and the Company;

         (b)  by either Parent or the Company:

                 (i) if the Merger shall not have been consummated by June 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 60 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in Section 6.1(b) or 6.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

                 (ii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                 (iii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                 (iv)  if any Restraint having any of the effects set forth in
         Section 6.1(d) shall be in effect and shall have become final and nonappealable;

         (c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof (a "Company Material Breach") (provided that Parent is not then in Parent Material Breach (as defined in Section 7.1(d))of any representation, warranty, covenant or other agreement contained in this Agreement;

         (d) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Parent or is not cured within 30 days of written notice thereof (a "Parent Material Breach") (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

         (e)  by the Company in accordance with Section 4.2(b);

         (f) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

         (g) by Parent if the Company or any of its officers, directors, representatives or agents shall take any of the actions proscribed by Section
4.2 (but for the exceptions therein allowing certain actions to be taken pursuant to the proviso to the first sentence of Section 4.2(a), the second sentence of Section 4.2(b) or Section 4.2(d)) in a manner that would result in a material breach thereof.

         SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than the provisions of Section 3.2(o), Section 3.3(k), the last sentence of Section 5.4, Section 5.8, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE VII

                               GENERAL PROVISIONS

         SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Parent or Sub, to

                 The Williams Companies, Inc.
                 One Williams Center
                 Tulsa, Oklahoma 74172
                 Telecopy No.: 918/588-5942
                 Attention: William G. von Glahn, Esq.

                 with a copy to:

                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue, 30th Floor
                 New York, New York 10022
                 Telecopy No.: (212) 755-7306
                 Attention: Jere R. Thomson, Esq.

                 (b)  if to the Company, to

                 MAPCO Inc.
                 1800 S. Baltimore Avenue
                 P.O. Box 645
                 Tulsa, Oklahoma  74101-0645
                 Telecopy No.: 918/599-3696
                 Attention: David Bowman, Esq.

                 with a copy to:

                 Debevoise & Plimpton
                 875 Third Avenue
                 New York, New York 10022
                 Telecopy No.: 212/909-6836
                 Attention: Franci J. Blassberg, Esq.

         SECTION 8.3    Definitions.  For purposes of this Agreement:

         (a) except as otherwise provided for in this Agreement, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

         (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence constituting or relating to any of the following:

                 (i) the United States economy or securities markets in general;

                 (ii) this Agreement or the transactions contemplated hereby or the announcement thereof;

                 (iii) the natural resources industry in general, and not specifically relating to Parent or the Company or their respective subsidiaries;

                 (iv) the resignation of officers or employees of the Company or Parent or their respective subsidiaries; and

                 (v)  changes in GAAP;

         (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

         (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

         (e) "belief" of any person which is not an individual means the actual belief of such person's executive officers; and

         (f) "knowledge" of any person which is not an individual means the actual knowledge of such person's executive officers. .

         SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Sections 5.6, 5.7 and 5.10(b), are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Sub may assign its rights and obligations, in whole or in part, under this Agreement to any other wholly owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.9    Consent to Jurisdiction.  Each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 8.11 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        THE WILLIAMS COMPANIES, INC.


                                        By  /s/ Keith E. Bailey
                                          -----------------------------------
                                        Title: Chairman of the Board and
                                        Chief Executive Officer



                                        TML ACQUISITION CORP.


                                        By  /s/ Keith E. Bailey
                                          -----------------------------------
                                        Title: President



                                        MAPCO INC.


                                        By  /s/ James E. Barnes
                                          -----------------------------------
                                        Title: Chairman and Chief
                                                Executive Officer